Exhibit 5.1

WORK Medical Technology Group LTD c/o Harneys Fiduciary (Cayman) Limited P.O. Box 10240, George Town 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1103 Cayman Islands	D +1 345 815 1877 E bradley.kruger@ogier.com Reference: 502794.00001/BKR

20 December 2024

WORK Medical Technology Group LTD (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of up to:

(i)	2,500,000 ordinary units (together, the Ordinary Units), each Ordinary Unit consisting of:

a.	one ordinary share of the Company with a par value of US$0.0005 each (the Ordinary Shares);

b.	one Series A warrant, each Series A warrant entitling the holder thereof to purchase one Ordinary Share (the Series A Warrants); and

c.	one Series B warrant, each Series B warrant entitling the holder thereof to purchase one Ordinary Share (the Series B Warrants); and

(ii)	to the extent that the purchase of Ordinary Units would cause the beneficial ownership of a purchaser in this offering, together with its affiliates, to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the Ordinary Shares, a number of pre-funded units (together, the Pre-Funded Units and, together with the Ordinary Units, the Units), each Pre-Funded Unit consisting of:

a.	one pre-funded warrant to purchase one Ordinary Share (the Pre-Funded Warrants, and, together with the Series A Warrants and Series B Warrants, the Warrants);

Ogier (Cayman) LLP

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Grand Cayman, KY1-9009

Cayman Islands

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Ogier Opinion (5.1 Opinion) -

WORK Medical Techn(15460737.6)-

20/12/2024

WORK Medical Technology Group LTD

20 December 2024

b.	one Series A Warrant; and

c.	one series B Warrant.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents (the Documents) and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (each as defined in Schedule 1) to issue the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents (as defined in Schedule 1)), to execute and deliver the Documents (as defined in Schedule 1) and to perform its obligations, and exercise its rights, under such documents.

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Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), when issued by the Company in accordance with the Memorandum and Articles of Association upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents);

(ii)	satisfaction of the terms set out in the Registration Statement and the applicable definitive Warrant Document (as relevant); and

(iii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, the Ordinary Shares are only issued when they have been entered into the register of members of the Company.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

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(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters” and “Enforceability of Civil Liabilities”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier (Cayman) LLP

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WORK Medical Technology Group LTD

20 December 2024

SCHEDULE 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 1 March 2022 issued by the Registrar (the Certificate of Incorporation).

2	The amended and restated memorandum of association of the Company adopted by way of special resolution passed by shareholders of the Company on 31 January 2024, effective on 22 August 2024, and filed with the Registrar on 29 August 2024 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 31 January 2024, effective on 22 August 2024, and filed with the Registrar on 29 August 2024 (the Articles of Association).

4	A Certificate of Good Standing dated 17 December 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 20 December 2024 (the Resolutions).

6	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 20 December 2024 (the Register of Writs).

7	The Registration Statement.

8	The form of underwriting agreement to be entered into between the Company and Univest Securities, LLC (the Underwriter) with respect to the Units in the Offering.

9	The form of Pre-Funded Warrant (the Pre-Funded Warrant Document).

10	The form of Series A Warrant (the Series A Warrant Document).

11	The form of Series B Warrant (the Series B Warrant Document).

The Pre-Funded Warrant Document, the Series A Warrant Document and the Series B Warrant Document, the Warrant Documents).

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20 December 2024

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the Memorandum and Articles of Association, the Good Standing Certificate, the Director’s Certificate and the Board Resolutions is accurate and complete as at the date of this opinion.

5	The Memorandum and Articles of Association are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

6	Where any Document (including each Warrant Document) has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

7	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9	In authorising the issue and allotment of Ordinary Shares and the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Any individuals who sign or have signed documents (including the Warrant Documents) or give information on which we rely, are validly existing, in good standing and have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

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20 December 2024

11	The Documents have been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

12	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

13	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

None of the transactions contemplated by the Documents relate to any partnership interest, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Share Issuance

14	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

15	The issued shares of the Company have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

Register of Writs

16	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Authorisations

17	No Ordinary Shares or Warrants will be issued unless and until all required Nasdaq approvals and shareholder approvals required by the rules and regulations of Nasdaq (if any) have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

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WORK Medical Technology Group LTD

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SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

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Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Public offering in the Cayman Islands

6	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.

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WORK Medical Technology Group LTD

c/o Harneys Fiduciary (Cayman) Limited P.O. Box 10240, George Town 4th Floor, Harbour Place,
103 South Church Street, Grand Cayman KY1-1103 Cayman Islands

20 December 2024

Ogier (Cayman) LLP

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Director’s Certificate

WORK Medical Technology Group LTD (the Company)

You have been requested to provide a legal opinion to the Company in relation to certain aspects of Cayman Islands law (the Opinion). I acknowledge that your opinion will be given in reliance upon the information set out in this certificate. Unless otherwise defined herein, the capitalised terms used in this certificate have the meaning given to them in the Opinion.

I hereby certify that as at the date hereof:

1	you have been provided by us with true and complete copies of:

(a)	the certificate of incorporation of the Company dated 1 March 2022 issued by the Registrar;

(b)	the amended and restated memorandum of association of the Company adopted by way of special resolution passed by shareholders of the Company on 31 January 2024, effective on 22 August 2024, and filed with the Registrar on 29 August 2024;

(c)	the amended and restated articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 31 January 2024, effective on 22 August 2024, and filed with the Registrar on 29 August 2024;

(d)	written resolutions of the board of directors of the Company (the Directors) passed on 20 December 2024 (the Board Resolutions) annexed hereto;

2	the amended and restated memorandum and articles of association provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

3	no steps have been taken by the Company to wind up the Company and no resolutions have been passed by the shareholders of the Company (the Shareholders) to wind up the Company;

4	the Company is not subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator, restructuring officer or receiver of the Company or any of its assets or of a winding-up of the Company has been received by the Company;

1

WORK Medical Technology Group LTD

c/o Harneys Fiduciary (Cayman) Limited P.O. Box 10240, George Town 4th Floor, Harbour Place,
103 South Church Street, Grand Cayman KY1-1103 Cayman Islands

5	the powers and authority of the Directors as set out in the memorandum and articles of association of the Company have not been varied or restricted by resolution or direction of the Shareholders;

6	there have been no sealing regulations made by the Directors, any committee of directors, or the Shareholders pursuant to the articles of association of the Company which vary, restrict, override or conflict with the sealing regulations set out in the Board Resolutions;

7	upon the issuance of the Ordinary Shares, the Company will receive consideration for the full issue price thereof which will be equal to at least the par value thereof;

8	the Board Resolutions have been duly signed by all the Directors and were passed in accordance with the Company’s amended and restated articles of association;

9	none of the Directors or their alternates have any direct or indirect interests that conflict or may conflict to a material extent with the interests of the Company;

10	the Board Resolutions are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by the Directors relating to the matters referred to therein;

11	prior to, at the time of, and immediately following execution of the documents approved in, the Board Resolutions (the Documents), the Company was able to pay its debts as they fell due and it entered into the Documents for proper value and not with an intention to defraud or hinder its creditors or by way of undue or fraudulent preference;

12	the Company has no direct or indirect interest in Cayman Islands real property;

13	each of the Directors considers the transactions contemplated by the Registration Statement and each Document to be of commercial benefit to the Company and has acted bona fide in the interests of the Company and for proper purposes in relation to the transactions mentioned in the Board Resolutions;

14	the Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws;

15	none of the transactions contemplated by the Registration Statement or the Documents relate to any partnership interests, shares or voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands;

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WORK Medical Technology Group LTD

c/o Harneys Fiduciary (Cayman) Limited P.O. Box 10240, George Town 4th Floor, Harbour Place,
103 South Church Street, Grand Cayman KY1-1103 Cayman Islands

16	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

17	the Ordinary Shares to be issued pursuant to the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Pre-Funded Warrants and the Warrants in accordance with the Warrant Documents) have been, or will be, duly registered and will continue to be registered, in the Company’s register of members;

18	the Company will have sufficient authorised share capital to effect the issuance of all of the Ordinary Shares pursuant to the Documents at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Ordinary Shares, the Pre-Funded Warrants or the Warrants;

19	the Directors / persons authorised to execute the Documents on behalf of the Company, at the date of the Board Resolutions, were Shuang Wu, Ningfang Liang, Baiming Yu, Xiaoyang Li, Zhongxuan Li, and Robert Johnson; and

20	I am duly authorised to execute and deliver this certificate on behalf of the Company. I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue your legal opinion unless I shall have personally notified you to the contrary.

Yours faithfully

/s/ Shuang Wu
Shuang Wu
Director
For and on behalf of
WORK Medical Technology Group LTD

3

WORK Medical Technology Group LTD

Registered Company No 387902

(the Company)

Written resolutions of all of the directors of the Company

All of the directors of the Company pass the resolutions set out below. Capitalised terms not defined herein shall have the meaning ascribed to them in the Company’s articles of association (the Articles).

1	Directors’ interests

By signing these resolutions, each of the directors confirms that they have no interests to declare in the business the subject of these written resolutions further to those already declared at previous board meetings or noted in previous written resolutions.

2	Registration Statement

2.1	It is noted that the Company is preparing for an offering and sale of securities on the Nasdaq Capital Market (Nasdaq) and to that end, will file a registration statement on Form F-1 with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) relating to the offering and sale of up to:

(a)	2,500,000 ordinary units (together, the Ordinary Units), each Ordinary Unit consisting of:

(i)	one ordinary share of the Company with a par value of US$0.0005 each (the Ordinary Shares);

(ii)	one Series A warrant, each Series A warrant entitling the holder thereof to purchase one Ordinary Share (the Series A Warrants); and

(iii)	one Series B warrant, each Series B warrant entitling the holder thereof to purchase one Ordinary Share (the Series B Warrants); and

(b)	to the extent that the purchase of Ordinary Units would cause the beneficial ownership of a purchaser in this offering, together with its affiliates, to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the Ordinary Shares, a number of pre-funded units (together, the Pre-Funded Units and, together with the Ordinary Units, the Units), each Pre-Funded Unit consisting of:

(i)	one pre-funded warrant to purchase on Ordinary Share (the Pre-Funded Warrants and, together with the Series A Warrants and the Series B Warrants, the Warrants);

(ii)	one Series A Warrant; and

(iii)	one Series B Warrant, (the Offering).

2.2	By signing these written resolutions, each director confirms that, in connection with the Offering and related transactions, such director has examined drafts, forms or executed copies (as the case may be) of the following documents (collectively, the Documents):

(a)	the Registration Statement (together with any exhibits and schedules thereto, including those not expressly listed below);

(b)	a form of underwriting agreement to be entered into between the Company and Univest Securities, LLC (the Underwriter) with respect to the Units in the Offering;

(c)	form of Pre-Funded Warrant;

(d)	form of Series A Warrant;

(e)	form of Series B Warrant; and

(f)	a form of lock-up agreement between the Company, its directors, officers and the holders of 5% or more of the outstanding Ordinary Shares as of the effective date of the Registration Statement (the Lock-up Agreement).

2.3	By signing these written resolutions, each director confirms that they have carefully considered the Documents and related transactions and such director is of the opinion that entry into the Documents and the related transactions is in the best interest of the Company.

3	Resolutions

It is resolved that:

(a)	the Offering be and is hereby approved and confirmed;

(b)	the Registration Statement and its filing with the Commission be and hereby is approved and confirmed, and each director has deemed it advisable and in the commercial interests of the Company to file the Registration Statement, together with any exhibits and schedules thereto, and as may be further amended;

(c)	the form and contents of each of the Documents be and each hereby is approved, subject to such amendments and additions as any Authorised Signatory (as defined below) in their sole discretion and opinion deems appropriate, the signature of such Authorised Signatory being due evidence for all purposes of the approval of any such amendment or addition, and that it is in the best interests of, and commercial benefit to, the Company to enter into each of the Documents;

(d)	any director, or officer of the Company (each an Authorised Signatory) be and hereby is authorised severally to:

(i)	approve the number of Ordinary Shares and Warrants to be issued and sold by the Company; and

(ii)	execute the Documents on behalf of the Company, with such amendments (substantive or otherwise) as such person shall in their absolute discretion determine to be necessary, advisable, appropriate or desirable;

(e)	any Authorised Signatory be and hereby is authorised to execute the Documents as deeds (where necessary), and to deliver the same, on behalf of the Company, with such amendments (substantive or otherwise) as such person shall, in their absolute discretion, determine to be necessary, advisable, appropriate or desirable;

(f)	the proposed issuance by the Company of the Units by the Company, including any Ordinary Shares and the Warrants in accordance with their respective terms and all Ordinary Shares which may be issued on exercise of the Warrants as contemplated by the Registration Statement and the Documents, be and hereby are authorised and approved subject to the payment of the consideration therefor or the exercise price thereof, provided that the consideration or exercise price (as the case may be) is not less than the par value of such Ordinary Shares, and all the Ordinary Shares (including the issuance of the Ordinary Shares upon exercise of the Warrants) be issued fully paid and non-assessable and entered on the register of members of the Company and when allotted, issued and paid for in accordance with the terms of the Registration Statement and the Documents, will be validly issued, fully paid and non-assessable;

(g)	the Company shall reserve from its authorised share capital the maximum number of Ordinary Shares issuable pursuant to the Documents for issuance;

(h)	the maintainer of the Company’s register of members (the transfer agent or otherwise) be authorised to update the register of members in respect of any and all shares issued by the Company pursuant to the Offering;

(i)	any Authorised Signatory be and hereby is authorised to sign, execute or seal all such documents (including any share certificates or certificates in respect of the Units, Ordinary Shares or Warrants to be issued by the Company) and to perform all such acts on behalf of the Company in connection with the Documents and the Offering and all other transactions and matters contemplated hereby or thereby as such person shall in their absolute discretion determine to be necessary, advisable, appropriate or desirable;

(j)	for the avoidance of doubt, any of the Units, Ordinary Shares or Warrants referred to herein may be issued in uncertificated form;

(k)	at any time any Authorised Signatory be and hereby is individually authorised, empowered and directed to: (i) do and perform, or cause to be done and performed, in the name of and on behalf of the Company, all other acts; (ii) to pay, or cause to be paid on behalf of the Company, all related costs and expenses; and (iii) to execute and deliver, or cause to be executed and delivered, such other notices, requests, demands, directions, consents, approvals, orders, applications, agreements, instruments, certificates, acknowledgments, undertakings, supplements, amendments, opinion certificates, further assurances and other documents and communications of any kind or any certificate required in connection with any legal opinion to be provided by Ogier (Cayman) LLP (collectively, the Additional Documents), under the seal of the Company or otherwise and in the name of and on behalf of the Company, as such Authorised Signatory may deem necessary, advisable, appropriate or desirable to effect the intent of the foregoing resolutions and the transactions contemplated thereby, the taking of any such action or the execution and delivery of any such document by such person to be conclusive evidence of such approval and of such person’s authority to do so;

(l)	all actions to implement the foregoing resolutions, including executing such other agreements, instruments, certificates and other documents in connection with or in furtherance of the Offering on behalf of the Company, in each and every case, with such changes thereto as an Authorised Signatory executing the same may, in their absolute discretion, deem appropriate, the execution and delivery of such other agreement, instrument, certificate or other document by that Authorised Signatory to be conclusive evidence of the approval by the Company of the terms and conditions thereof;

(m)	the Documents and any and all Additional Documents be valid, conclusive, binding and enforceable against the Company when executed and delivered in the manner aforesaid; and

(n)	if any of the above actions have taken place prior to execution of these resolutions, they be and hereby are, approved and ratified.

4	Further actions

It is resolved that any Authorised Signatory of the Company be authorised to take such further actions or procure that such further actions are taken, as such director or officer may consider necessary or convenient to effect the foregoing resolutions.

5	Ratification

It is resolved that any and all actions of the Company, or of any director, officer, agent, authorised signatory or representative, taken in connection with the actions contemplated by these resolutions prior to the execution hereof be and hereby are ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval, and approved by, all the directors prior to such action being taken.

These written resolutions may be signed in any number of counterparts, all of which taken together constitute one and the same document, and the written resolutions are effective when the last signatory signs them.

/s/ Shuang Wu	12/20/2024
Shuang Wu	Date signed

/s/ Ningfang Liang	12/20/2024
Ningfang Liang	Date signed

/s/ Baiming Yu	12/20/2024
Baiming Yu	Date signed

/s/ Xiaoyang Li	12/20/2024
Xiaoyang Li	Date signed

/s/ Zhongxuan Li	12/20/2024
Zhongxuan Li	Date signed

/s/ Robert Johnson	12/20/2024
Robert Johnson	Date signed